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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The accompanying consolidated financial statements give effect to a 25-for-1 split of the common stock of Boot Barn Holdings, Inc., (formerly WW Top Investment Corporation) and subsidiaries which will take place prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 25-for-1 split of the common stock of Boot Barn Holdings, Inc. described in the last paragraph of Note 16 to the financial statements and assuming that from March 29, 2014 to the date of such completion no other material events have occurred that would affect the accompanying financial statements or disclosures therein except as described in Note 16.

/s/ Deloitte & Touche LLP

Costa Mesa, California
October 20, 2014

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No.      to Registration Statement No. 333-199008 of our report dated June 13, 2014 (October      , 2014 as to the effect of the common and preferred stock authorization, par value and common stock split discussed in the last paragraph of Note 16), relating to the consolidated financial statements of Boot Barn Holdings, Inc. (formerly WW Top Investment Corporation) and subsidiaries appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Costa Mesa, California
October      , 2014

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Consent of Independent Registered Public Accounting Firm